Exhibit 99.G

WEISS STRATEGIC INTERVAL FUND

INVESTMENT ADVISORY AGREEMENT

With

Weiss Multi-Strategy Advisers LLC

THIS INVESTMENT ADVISORY AGREEMENT is made as of the 1st day of February, 2018, by and between Weiss Strategic Interval Fund, a Delaware statutory trust (the “Fund”) and Weiss Multi-Strategy Advisers LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Fund is a management investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of providing investment advisory services as an independent contractor; and

WHEREAS, the Fund desires to retain the Adviser to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. APPOINTMENT OF ADVISER. The Fund hereby employs the Adviser and the Adviser hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Fund’s Board of Trustees (the “Board,” “Trustees,” or “Board of Trustees”).

2. DUTIES OF ADVISER.

(a) GENERAL DUTIES. The Adviser shall act as investment adviser to the Fund and, in such capacity, shall provide investment advisory services to the Fund, including managing the investment and reinvestment of the assets of the Fund,  in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s prospectus and statement of additional information and such other applicable limitations, policies and procedures as the trustees of the Board of Trustees may impose from time to time and provide in writing to the Adviser (collectively, the “Investment Policies”).  In providing such services, the Adviser shall at all times adhere to the applicable provisions and restrictions contained in the federal securities laws, applicable state securities laws, Subchapter M, and any provisions as may become applicable, of the Internal Revenue Code of 1986 (the “Code”), and any applicable provisions of the Uniform Commercial Code and other applicable law.

Without limiting the generality of the foregoing, the Adviser shall: (i) make decisions with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities and other investments for the Fund, including the taking of such steps as may be necessary to implement such decisions (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Fund’s Board of Trustees; (iii) vote proxies for the Fund and file beneficial ownership reports required by Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) for the Fund; (iv) maintain or cause to be maintained records relating to the advisory services provided by the Adviser hereunder required to be prepared and maintained by the Adviser pursuant to applicable law; (v) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets which the officers of the Fund may reasonably request; and (vi) render to the Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board of Trustees may reasonably request, including at least one in-person appearance annually before the Board of Trustees.  It is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of the Fund.

(b) BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Fund’s Board of Trustees. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following factors, among others, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees of the Fund may determine and consistent with Section 28(e) of the 1934 Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities to clients for which it exercises investment discretion. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Fund, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations to the Trustees as required, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

When the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate orders of the Fund and those other clients for the purchase or sale of the security. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Fund authorizes and empowers the Adviser to open and maintain trading accounts in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact such agreements with such brokers or dealers as the Adviser shall select as provided herein.  The Adviser shall cause or direct, as applicable, all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian except as otherwise authorized by the Board.

2

The Adviser further shall have the authority to instruct the Custodian to pay cash for securities and other property delivered to the Custodian for the Fund and deliver securities and other property against payment for the Fund, and such other authority granted by the Fund or the Board from time to time.  The Adviser shall not have authority to cause the Custodian to deliver securities and other property or pay cash to the Adviser except as expressly provided herein.

3. REPRESENTATIONS OF THE ADVISER.

(a) The Adviser shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b) The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c) The Adviser shall, in performing its duties hereunder, at all times comply with the Advisers Act and the Investment Company Act, and any rules and regulations adopted thereunder; any other applicable state or federal law, and any rules and regulations adopted thereunder; and any applicable self-regulatory organization regulations.

(d) The Adviser shall, in providing its services hereunder, conduct its operations at all times in conformance with Subchapter M, and any provisions as may become applicable, of the Code, and any rules and regulations adopted thereunder.

(e) The Adviser shall maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement, unless a different amount is thereafter approved or consented to by the Board.

4. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided herein or otherwise authorized to do so, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and that the Adviser may give advice and take action with respect to other clients, including any other registered investment company or series thereof or affiliates of the Adviser, that may be similar or different from that given to the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. ADVISER’S PERSONNEL. The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

6. EXPENSES.

(a) The Adviser will bear its own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund's expenses, including, without limitation, brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

3

(b) The Adviser may voluntarily or contractually absorb certain Fund expenses.

(c) To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser’s actual costs for providing such services. In determining the Adviser’s actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing such services.

7. INVESTMENT ADVISORY AND MANAGEMENT FEE.

(a) The Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to the Fund pursuant to this Agreement, an annual management fee (“Management Fee”) and a quarterly performance-based incentive fee (“Incentive Fee”), each determined as described in Schedule A to this Agreement.

(b) The Management Fee shall be applied to the Fund's net asset value (“NAV”), before deduction of any Incentive Fee and the repurchase of shares pursuant to a periodic repurchase offer. The Management Fee will be accrued at least weekly and paid monthly in arrears by the Fund. The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund's prospectus.

The Incentive Fee shall be paid to the Adviser quarterly in arrears. The Incentive Fee shall generally be accrued as of the end of each business day, equal to a percentage, described in Schedule A, of the "Investment Profits" (as defined below), attributable to each share for such calendar quarter, provided however that an Incentive Fee with respect to a share will be paid only with respect to Investment Profits for the applicable calendar quarter in excess of Unrecouped Investment Losses (as defined below) as of the end of the previous calendar quarter. For the avoidance of doubt, the Adviser does not need to "earn back" Incentive Fees previously paid to it in order to recognize profits subject to additional Incentive Fees.

The term "Investment Profits" refers to an increase in the NAV of a share attributable to the net realized and unrealized gains arising from the Fund's investment activities during the calendar quarter (after deducting (i) interest earned on, and net realized and unrealized gains arising from the Fund's cash balances and fixed income investments held for cash management purposes during the calendar quarter and (ii) any Management Fee accrued during the calendar quarter and after adjusting for any repurchase of shares made during the calendar quarter). The term "Unrecouped Investment Losses" refers to any decrease in the NAV of a share attributable to the net realized and unrealized losses arising from the Fund's investment activities (after deducting (i) interest earned on, and net realized and unrealized gains arising from the Fund's cash balances and fixed income investments held for cash management purposes during the calendar quarter and (ii) any Management Fee accrued during the calendar quarter and after adjusting for any repurchase of shares made during the calendar quarter) that have not been offset by subsequent Investment Profits since the formation of the Fund.

(c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement becomes effective or is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month.  In the event the Agreement is terminated, such fee shall be payable within ten (10) days after the date of termination.

4

(d) The fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Fund and as required under any expense limitation applicable to the Fund.

(e) The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f) Any such reductions made by the Adviser in its fees or payment of expenses which are the Fund’s obligation are subject to recoupment, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the recoupment) does not exceed the applicable limitation on Fund expenses. Under the expense limitation agreement, the Adviser may recoup fees waived and expenses reimbursed in any fiscal year of the Fund over the following three fiscal years.  Any such recoupment is contingent upon Board of Trustees review and approval at the time the recoupment is made and such recoupment must be made in accordance with applicable guidance of the staff of the Securities and Exchange Commission. Such recoupment may not be paid prior to the Fund’s payment of current ordinary operating expenses.

(g) The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

8. CONFLICTS WITH FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAWS.   Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust and By-Laws, each as may be amended and restated from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

9. ADVISOR’S LIABILITIES AND INDEMNIFICATION.

(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering the Adviser’s services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset by the Fund.

(b) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, members, managers, agents, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of the Indemnifying Party’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any Loss to which such Indemnified Party would otherwise be subject by reason of such party’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

5

(c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Fund, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

10. NON-EXCLUSIVITY; TRADING FOR ADVISOR’S OWN ACCOUNT. The Fund’s employment of the Adviser is not an exclusive arrangement. The Fund may from time to time employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities or other assets for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Adviser will adopt a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and, as  approved by the Board of Trustees.

11. TERM.  This Agreement shall become effective at the time the Fund commences operations as indicated in Schedule A hereto and shall remain in effect for a period of two (2) years unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Fund who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings set forth in the Investment Company Act.

12. INTELLECTUAL PROPERTY LICENSE.  The Adviser grants to the Trust a license to use the name "Weiss" (together with any derivative or logo relating thereto, the "Name") as part of the name of the Fund. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall (1) only use the Name in a manner consistent with uses approved by the Adviser; (2) use its best efforts to maintain the quality of the services offered using the Name; (3) adhere to such other specific quality control standards as the Adviser may from time to time promulgate. At the request of the Adviser, the Trust will (a) submit to Adviser representative samples of any promotional materials using the Name; and (b) change the name of the Fund, and cease to use any derivative or logo relating thereto, following the termination of this Agreement; provided, however, that the Trust may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Trust had on the date of such name change, in quantities not exceeding those historically produced and used in connection with the Fund to the extent required to do so by applicable law.

13. TERMINATION; NO ASSIGNMENT.

(a) This Agreement may be terminated by the Fund at any time without payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon not more than sixty (60) nor less than thirty (30) days’ written notice to the Adviser, and by the Adviser upon not less than sixty (60) days’ written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer, at the Fund’s expense, any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

6

(b) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the Investment Company Act.

14. NO THIRD PARTY BENEFICIARIES.  Nothing in this Agreement, express or implied, shall be deemed to confer on any person or entity other than the parties hereto any benefits, rights, remedies, obligations or liabilities under or by reason of this Agreement.  No person or entity, including, without limitation, shareholders of the Fund, shall be deemed to be a third-party beneficiary of this Agreement.

15. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

WEISS STRATEGIC INTERVAL FUND		WEISS MULTI-STRATEGY ADVISERS LLC

By:	/s/ Jeffrey D. Dillabough	By:	/s/ Jeffrey D. Dillabough
Name:	Jeffrey D. Dillabough	Name:	Jeffrey D. Dillabough
Title:	Secretary	Title:	General Counsel & SVP

7

SCHEDULE A

The Trust will pay to the Adviser as compensation for the Adviser's services rendered a Management Fee and an Incentive Fee at the following rates:

Effective Date of Initial Investment
The Fund	Management Fee	Incentive Fee	Advisory Agreement

Weiss Strategic Interval Fund	1.50% of the average	20.00% of the
	net assets	Investment Profits	February 1, 2018

8